UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 26, 2009

USChina Channel Inc.

(Name of Small Business Issuer in its Charter)

Nevada                         7389                       20-4854568

(State or Other      (Primary Standard Industrial       (I.R.S. Employer

Jurisdiction           Classification Code Number)      Identification No.)

Of Organization)

665 Ellsworth Avenue, Connecticut, 06511

             Tel: (203) 844-0809

(Address and Telephone Number of Registrant's Principal Place of Business)

N/A

  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

_____________________________________________________________________________

ITEM 8.01   OTHER EVENTS.

      On November 17(China local time), 2009, USChina Channel Inc, a Nevada corporation (the Company), entered into a letter of intent (LOI) with Shandong FangXing Technology Development Co., Ltd. (a.k.a. FangXing Pharma Inc. "FangXing"). FangXing located in Changshan Town, Zhouping County, Binzhou City, Shandong, China, as a wholly foreign owned enterprise of Luwei International Inc., a Delaware Corporation.

      Following is the English version of the website of FangXing:

http://www.fangxingpharm.com/cgi/search-en.cgi?f=introduction_en_1_+company_en_1_+product_en1&t=introduction_en_1_

     FangXing is an API (Active Pharmaceutical Ingredients) and advanced intermediated drug maker, and 90% of products exported to Europe, Africa & Asia.

      In USA, it's Drug Master Files (DMFS) No. 21424 of Carprofen production has submitted to FDA.

      Cambrex Corp. (tick symbol: CBM) is FangXing's competitor.

      From April 1, 2007 to September 30, 2009 (30 months), its revenue grew to $38.5 million (unaudited) from $8.6 million, and net profits grew to $9.49 (unaudited) million from $2.17 million.

      Under the LOI, the Company and FangXing will negotiate a definitive agreement pursuant to which the Company would acquire all of the outstanding capital stock of FangXing (the "Acquisition"). The LOI contemplates that FangXing's shareholders will receive shares of the Company equal to approximately two thirds or 66.67% of the Company's issued and outstanding capital stock for their shares of FangXing.

      Prior to the signing of a formal share exchange agreement, the delivery of a letter(s) of commitment or intent from an investment company(s) or individual money mangers stating a firm commitment towards offering USChina financing capital, or debt for $17 millions. After the offering, the total shares of USChina on the full-diluted basis will not exceed 33.3% of the total shares after the merger process completes. If it is necessary, Andrew Chien will sacrifice portion of his USChina holdings, up to 700,000 of his  1,024,356 shares to pay the exchangeable bond and guarantee the financial targets of the LOI. If USChina couldn't get the $17 million financial commitment within two months after FangXing submits the audited financial statements, FangXing has the right to withdraw from the agreement. Both parties will bear their own costs.

      The merger completion subjected to some conditions including: Approval of the Acquisition by both the principals and majority of the capital representatives of USChina and FangXing respectively; "USChina and FangXing completing their respective due diligence to both parties satisfaction"; "Delivery of Audited Financial Statements for recent two years of FangXing"; and "Satisfaction of all necessary U.S. Governmental Requirements" etc.

      After the merger, the operation of USChina will separate into an independent company. USChina will leave without both assets and liabilities in the Closing. Also FangXing will pay 1.5% of total gross proceeds from financing to USChina as financial consult fee.

      Currently, USChina has 1,505,100 shares outstanding, among them 1,129,456 restricted, and 136,100 shares floating and 239,544 registered treasury stock. Every share of USChina will get one share of FangXing and one share of the separated USChina Channel.

      USChina is planning to look for accredited investors to sell its treasure stock and plan for four for one stock split in the future if the merger can go through.

      Andrew Chien, Chairman of USChina made comments that " although the LOI gave USChina a big opportunity to appreciate the value of the share because the net earning would be $2.1 /share (Unaudited) now if the merger can get through smoothly and the $17 million exchangeable bond offer success and would be fully paid by the 700,000 shares in the future, there are many uncertainties to face USChina especially the $17 million financing commitment may fail. Investors should use their own due diligence to make careful decision to buy or sell USChina stock."

      The email addresses of USChina are:

       uschien@uschinachannel.net;    uschinahannel@hotmail.com

9.01 Financial Statements and Exhibits

     Exhibit No.                         Description

  -----------------           -------------------------------------

    Ex 10.1                      Letter of Intention

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 17, 2009	USChina Channel Inc. (Registrant)

                                       /s/ Andrew Chien_______

                                       Andrew Chien, Chairman